Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

July 11, 2006

MIDWEST AIR GROUP REPORTS JUNE PERFORMANCE

Milwaukee, Wisconsin, July 11, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported June performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. -- Performance Report
					Six Months Ended
	June				June 30,
	2006	2005	% Change		2006	2005	% Change
Midwest Airlines Operations
Origin & Destination Passengers	334,436	271,957	23.0		1,797,070	1,419,221	26.6
Scheduled Service Revenue Passenger Miles (000s)	352,862	280,848	25.6		1,907,663	1,488,306	28.2
Scheduled Service Available Seat Miles (000s)	416,769	356,323	17.0		2,470,779	2,049,351	20.6
Total Available Seat Miles (000s)	418,488	359,920	16.3		2,512,092	2,082,699	20.6
Load Factor (%)	84.7%	78.8%	5.9	pts.	77.2%	72.6%	4.6	pts.
Revenue Yield (estimate)	$0.1334	$0.1230	8.5		$0.1266	$0.1153	9.8
Passenger Revenue per Schd. Svc. ASM (1) (estimate)	$0.1130	$0.0970	16.5		$0.0977	$0.0837	16.8
Total Revenue per Total ASM (1) (estimate)	$0.1254	$0.1120	12.0		$0.1117	$0.0979	14.2
Average Passenger Trip Length (miles)	1,055	1,033	2.2		1,062	1,049	1.2
Number of Flights	4,597	3,944	16.6		26,626	21,456	24.1
Into-plane Fuel Cost per Gallon (estimate)	$2.29	$1.74	31.4		$2.13	$1.66	28.4

Midwest Connect Operations
Origin & Destination Passengers	77,696	73,246	6.1		411,029	397,411	3.4
Scheduled Service Revenue Passenger Miles (000s)	24,911	21,479	16.0		127,764	116,033	10.1
Scheduled Service Available Seat Miles (000s)	32,504	31,742	2.4		191,031	189,721	0.7
Total Available Seat Miles (000s)	32,504	31,742	2.4		191,398	189,989	0.7
Load Factor (%)	76.6%	67.7%	8.9	pts.	66.9%	61.2%	5.7	pts.
Revenue Yield (estimate)	$0.3773	$0.3705	1.9		$0.3771	$0.3553	6.2
Passenger Revenue per Schd. Svc. ASM (1) (estimate)	$0.2892	$0.2507	15.4		$0.2522	$0.2173	16.1
Total Revenue per Total ASM (1) (estimate)	$0.3201	$0.2695	18.8		$0.2834	$0.2281	24.3
Average Passenger Trip Length (miles)	321	293	9.3		311	292	6.5
Number of Flights	4,819	5,071	(5.0)		28,548	29,759	(4.1)
Into-plane Fuel Cost per Gallon (estimate)	$2.34	$1.87	24.9		$2.18	$1.73	26.3

Note: All statistics exclude charter operations except total available seat miles, total revenue per total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

(1)

Beginning with its April 2006 performance report, Midwest Air Group will report Passenger Revenue per Scheduled Service Available Seat Mile (PRASM) and Total Revenue per Total Available Seat Mile (RASM) in place of Revenue per Scheduled Service Available Seat Mile.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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